Exhibit 99.1

Media: Kathleen Gilgunn, +1.312.558.8421

Analysts: Aaron Hoffman, +1.312.558.8739

SARA LEE CORPORATION SAYS TRANSFORMATION PLAN

COST SAVING INITIATIVES AHEAD OF SCHEDULE

Will take related charges in the fourth quarter of fiscal 2005

CHICAGO (July 20, 2005) – Sara Lee Corporation today said that it was making good progress on its transformation plan announced on Feb. 10, 2005, and that it expects to take related charges in the fourth quarter of fiscal 2005, ended June 30, 2005, to streamline continuing operations and recognize impairments of certain assets that the company has announced it is in the process of selling.

In the fourth quarter of fiscal 2005, Sara Lee will take a pretax charge of $122 million related to exit and disposal activities, which includes $113 million in severance related to the termination of 1,956 employees, the majority of which are from reductions in the Branded Apparel, Beverage and Household Products businesses previously announced, and $9 million for the exit of leases and other contracts. All of these actions will result in cash expenditures and are expected to be completed in fiscal 2006. The after-tax impact of this charge is $81 million.

As part of its transformation plan, the company is exploring the disposition of its European branded apparel, European packaged meats, U.S. retail coffee (except for Senseo) and direct selling businesses. The company also said it would pursue a spin-off of its $4.6 billion Branded Apparel Americas/Asia business. After receiving non-binding indications of interest for the European apparel business and a third party valuation of the U.S. retail coffee operations, the company conducted an impairment review of both businesses, which was completed on July 15. Accordingly, the company will record in the fourth quarter of fiscal 2005, a pretax charge of approximately $350 million to reflect the impairment of goodwill, intangibles and property in these businesses. The after-tax impact of this non-cash charge is approximately $290 million. When the sale process for the U.S. retail coffee business nears completion, an additional impairment of the goodwill associated with this business may result, but it is not possible to determine the size of any such charge at this time.

“We are making the tough choices necessary to improve operational efficiency, reduce our cost structure and move the company forward,” said Brenda C. Barnes, president and chief executive officer of Sara Lee Corporation. “The cost saving actions announced today have been completed ahead of schedule and represent key building blocks needed to create the new Sara Lee.

“We also remain on plan for the timing of our planned divestitures and spin-off of Branded Apparel as we make Sara Lee a more tightly focused food, beverage and household products company,” continued Barnes.

Sara Lee has filed a Form 8-K with the Securities and Exchange Commission describing the charges announced today. On Thursday, Aug. 4, the company will host a live webcast to review earnings for the fourth quarter and fiscal year 2005 as well as an update meeting with analysts.

Forward-looking Statements

This press release contains certain forward-looking statements regarding potential additional impairment and restructuring charges and the timing for completion of Sara Lee’s previously announced transformation plan. In addition, from time to time, in oral statements and written reports, Sara Lee discusses its expectations regarding its future performance by making forward-looking statements preceded by terms such as “expects,” “anticipates” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data, as well as management’s views and assumptions regarding future events. These forward-looking statements are inherently uncertain and actual results may differ from those expressed or implied in the forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are (i) Sara Lee’s ability to sell its European branded apparel, European packaged meats, direct selling and U.S. retail coffee businesses, and the timing and terms of such transactions; (ii) Sara Lee’s ability to obtain a favorable tax ruling, and any other required regulatory approvals, on the proposed spin-off of its Branded Apparel Americas/Asia business; (iii) Sara Lee’s ability to effectively integrate its remaining businesses into the contemplated new business structure; and (iv) Sara Lee’s ability to generate the anticipated efficiencies and savings from the various business transformation efforts.

Company Profile

Sara Lee Corporation (www.saralee.com) is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. With headquarters in Chicago, Sara Lee has operations in 58 countries and markets products in nearly 200 nations.

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